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                                                                       EXHIBIT 5

                               November 24, 1998

Onyx Acceptance Corporation
8001 Irvine Center Drive, Suite 500
Irvine, California  92718

   Re:  ONYX ACCEPTANCE CORPORATION (the "Company")
        Registration Statement for Registration
        of an Aggregate of 412,000 Shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Onyx Acceptance Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) an additional 200,000 shares of the Company's common stock for issuance under the Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan"),
(ii) 170,000 shares of the Company's common stock for issuance under the Company's 1998 Non-Officer Stock Option/Stock Issuance Plan (the "1998 Plan") and (iii) 42,000 shares of the Company's common stock under the special option grants made pursuant to written compensation agreements with Messrs. Anderson, Baldwin, Giraldin, Kelly, Lawrence, Lortie, Macinnis, Stout and Ms. Hokanson (the "Individual Options").

        This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 1996 Plan, the establishment of the 1998 Plan and the implementation of the Individual Options. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 1996 Plan, the 1998 Plan and the Individual Options and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the 1996 Plan or the 1998 Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

        This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1996 Plan, the 1998 Plan, the Individual Options or the shares of the Company's common stock issuable under such plans or options.

                                    Very truly yours,


                                    /s/ BROBECK, PHLEGER & HARRISON LLP


                                    BROBECK, PHLEGER & HARRISON LLP